Building Materials Corporation of America
                                 1361 Alps Road
                             Wayne, New Jersey 07470

                                                                          [Date]

[Name
Address]

Dear

     In consideration of your agreement to the terms and conditions of [the Non-Competition Agreement], a copy of which is attached hereto, among other good and valuable consideration, Building Materials Corporation of America (the "Company") hereby agrees with you as follows:

     1. Option to Purchase.

     (a) Subject to the terms and conditions of this Agreement, the Company hereby grants you the option (the "Option") to purchase _____ shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock, $.01 par value (the "Preferred Shares"), for the purchase price of $100 per Preferred Share. The Preferred Shares shall have the rights and preferences set forth in the Certificate of Designation attached as Exhibit A hereto, provided that "_____________" shall be substituted for "December 31, 1995" for purposes of
Section 6(a) of the Certificate of Designation and your Preferred Shares, notwithstanding the terms of the Certificate of Designation.

     (b) The Option shall vest and become exercisable as to 20% of the Preferred Shares on ______ in each of the years ____ through _____, in each case to the extent you are employed by the Company or its subsidiaries on such date; provided that (i) if your employment with the Company and its subsidiaries should terminate as a direct result of a divestiture (whether because you are employed by the business which is sold, your position is eliminated as a result of the divestiture or otherwise) or (ii) if, after a Change of Control of the Company, your employment with the Company and its subsidiaries (x) should be terminated by the Company other than for cause, (y) is terminated as a result of your death or permanent disability, or (z) is terminated by you for "good reason", the unvested portion of the Option shall become vested on the date of your termination. You shall be deemed to terminate your employment for "good reason" if you do so as a result of a change or changes in the terms of your employment that are materially adverse to you, including with respect to your salary and bonus, level of responsibility or geographic location of employment.

"Change of Control" shall mean the occurrence of either of the following events:
(i) prior to the time that at least 15% of the then outstanding voting stock of the Company or any parent of the Company is publicly traded, the Heyman Group ceases to be the "beneficial owner", directly or indirectly, of majority voting power of the voting stock of the Company; or (ii) at any other time, any person or entity, other than the Heyman Group , is or becomes the beneficial owner, directly or indirectly, of more than 35% of the voting stock of the Company or any parent of the Company and the Heyman Group beneficially owns, directly or indirectly, in the aggregate a lesser percentage of the voting stock of the Company or such parent, as the case may be, than such other person or entity. The "Heyman Group" shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors. "Beneficial ownership" shall be determined in accordance with Rule 13d under the Securities Exchange Act of 1934, as amended.

     (c) The Option will terminate on the earliest of (i) ___________, (ii) 30 days after the termination of your employment with the Company and its subsidiaries for any reason other than your death or permanent disability or
(iii) one year after the termination of your employment with the Company and its subsidiaries as a result of your death or permanent disability. You will be deemed to be permanently disabled if you become physically or mentally incapacitated or disabled to the extent that you are unable to perform for the Company or its subsidiaries substantially the same services as you performed prior to incurring such incapacity or disability (the Company, at its option and expense, being entitled to retain a physician reasonably acceptable to you to confirm the existence of the incapacity or disability, and the determination of that physician being binding upon the Company and you), and your incapacity or disability continues for a period of six consecutive months; provided, however, that, if at the time of your permanent disability you are a party to an employment agreement with the Company or any of its subsidiaries which contains a definition of disability which is inconsistent with the provisions hereof, the definition contained in that employment agreement shall govern for purposes of this Section. In the event of your death or disability, the Option may be exercised by your executors or personal representatives; provided that such persons shall be bound by the provisions of this Agreement, including, without limitation, Sections 3 and 4, as if they were parties to this Agreement.

     (d) Notwithstanding anything to the contrary contained in this Agreement, in the event the Company or its parent engages in a public offering of the common stock of the Company (an "IPO"), (i) you will be entitled to receive from the Company, on each vesting date set forth in Section 1(b) (or, within five days after consummation of the IPO, in the case of the unexercised portion, if any, of the Option which is vested as of the date of consummation of the IPO), an amount in cash equal to the amount by which Book Value (as defined in Section 3(c)) of the Common Shares issuable upon conversion of the Preferred Shares subject to the portion of the Option which vests (or, in the case described in the immediately preceding parenthetical, is vested) on such date, determined as of the end of the calendar quarter immediately preceding the consummation of the IPO, exceeds the aggregate exercise price of such portion of the Option, and

(ii) the Company will endeavor to grant you options to purchase shares of the Company's Common Stock which, together with the rights to receive cash described in clause (i) above, provide equivalent economic value to the Options granted to you pursuant to this Agreement that are unexercised as of the date of consummation of the IPO. Such new stock options will vest on the vesting schedule provided in Section 1(b) of this Agreement and will be granted under a stock option plan which is appropriate, in the judgment of the Board of Directors of the Company, for a public company. Your right to receive cash, and to exercise such new stock options, will be subject to the conditions to vesting set forth in Section 1(b), including the proviso to the first sentence thereof. Following consummation of the IPO, this Agreement (other than Section 3(d) and this Section 1(d)) shall have no further force and effect.

     (e) The Option shall not be exercisable after its expiration. Prior thereto, the vested portion of the Option may be exercised in whole or in part at any time or from time to time.

     (f) Unless otherwise agreed to by the Company and you, the purchase price for the Preferred Shares shall be paid by you to the Company in full upon exercise of the Option, in cash or by certified or official bank check or wire transfer.

     (g) The Company hereby represents and warrants to you that, upon the issuance and purchase of (and payment for) the Preferred Shares, the Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable.

     2. Legend on Certificates. Each stock certificate of the Company issued to represent any Preferred Shares, or shares of the Company's Common Stock issued upon conversion of the Preferred Shares (the shares of Common Stock issued upon conversion of the Preferred Shares being referred to herein as the "Common Shares"), shall bear the following (or a substantially equivalent) legend on its face or reverse side:

          "These securities have not been registered under the Securities Act of 1933, as amended, or under the applicable securities laws of any other jurisdiction. These securities may not be sold unless registered under the Securities Act of 1933, as amended, and any other applicable securities laws, unless an exemption from such registration is available. In addition, the transfer of these securities is subject to restrictions set forth in an Option Agreement, dated as of ___________, and any amendments thereto, a copy of which is available for inspection at the office of the Company."

Any stock certificate issued at any time in exchange or substitution for any certificate bearing such legend shall also bear the same legend, unless and to the extent, in the opinion of counsel acceptable to the Company (which counsel may be an employee of the Company or its affiliates), the Preferred Shares or Common Shares, as the case may be, represented thereby are no longer subject to the restrictions referred to in such legend. No Preferred Shares shall be issued, sold or delivered pursuant to the exercise of the Option, and no Common Shares shall be issued upon conversion of Preferred Shares, prior to (a) any registration or other qualification of such shares under any state or federal law or regulation which the Company shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable, and (b) the admission of such shares to listing on any stock exchange on which the shares may then be listed free of any conditions not acceptable to the Company. For purposes of this Agreement, the term "Preferred Shares" and "Common Shares" shall mean any securities or property into which the Preferred Shares or Common Shares, as the case may be, may be converted or exchanged pursuant to a recapitalization, stock split, combination, reorganization, merger, exchange or similar transaction occurring after the date hereof.

     3. Transfer of Preferred Shares or Common Shares.

     (a) You agree that you will not, prior to __________, directly or indirectly, sell, pledge, give, bequeath, transfer, assign or in any other way whatsoever encumber or dispose of (hereinafter collectively called "transfer") any Preferred Shares or Common Shares or any interest therein, or any stock certificate representing, or any voting trust certificate issued with respect to, any Preferred Shares or Common Shares (voluntarily, involuntarily, by operation of law or otherwise), except as otherwise permitted by this Agreement or as may be specifically authorized by the Board of Directors of the Company.

     (b) If, on or after ____________, you desire to sell any of your Preferred Shares or Common Shares, you must first offer to sell to the Company such Preferred Shares for a purchase price equal to $100 per Preferred Share, plus accrued and unpaid dividends to the purchase date, and/or such Common Shares for a purchase price equal to their Book Value determined as of the end of the calendar quarter in which the offer is made. You must notify the Company in writing of the number of Preferred Shares and/or Common Shares you wish to sell (the "Sale Notice"). Upon receipt of your Sale Notice, the Company shall have the option, exercisable for 30 days after the Company receives the Sale Notice (the "Option Period"), to purchase all (but not less than all) of the Preferred Shares and/or Common Shares specified in the Sale Notice. The option may be exercised by giving notice to you within the Option Period. If the Company elects to purchase the Preferred Shares and/or Common Shares you have offered, it shall be obligated to purchase, and you will be obligated to sell, those Preferred Shares and/or Common Shares at the price and on the terms described above. If the Company does not elect to purchase the Preferred Shares and/or Common Shares you have offered, and if otherwise permitted under this Section 3, you may, at any time thereafter within a period of 120 days after the expiration of the Option Period, transfer those Preferred Shares and/or Common Shares to any party, provided, however, that, in the event you have not transferred the Preferred Shares and/or Common Shares within 120 days after expiration of the Option Period, then any transfer of those Preferred Shares and/or Common Shares shall thereafter again be subject to all of the restrictions contained in this
Section 3.

     (c) For purposes of this Agreement, 'Book Value' shall mean, as of any date of determination, (x) the sum of (i) the combined shareholder's equity of the Company and U.S. Intec, Inc. as of December 31, 1995 determined in accordance with generally accepted accounting principles, (ii) the cumulative consolidated net income or loss of the Company (treating U.S. Intec Holdings Inc. as a wholly-owned subsidiary of the Company for all periods) for the period January 1, 1996 through the date of determination and (iii) the cumulative operating income (or loss), net of an amount equal to imputed income taxes on such operating income calculated at the same tax rate as is accrued as an expense by the Company in its income statement for the applicable period, of GAF Fiberglass Corporation ("GAF Fiberglass") for the period January 1, 1997 through the date of determination, and adding back (A) the charge to shareholder's equity relating to the assumption by the Company of certain asbestos-related liabilities of GAF Building Materials Corporation in connection with the Company's formation and (B) the reduction in shareholder's equity resulting from purchases of the capital stock of GAF Corporation ("GAF") by persons who participated in promoting the management buy-out of GAF in March 1989 (the "Acquisition") (predecessor cost basis adjustment), and excluding, to the extent occurring after December 31, 1995, (1) nonrecurring non-operating losses and nonrecurring non-operating gains, including any further charge relating to asbestos-related liabilities, (2) net gains or losses in respect of dispositions of assets by the Company other than in the ordinary course of business, (3) any dividends or distributions paid to the holders of the Company's capital stock,
(4) any capital contributions made to the Company by its stockholders, (5) any amounts received by the Company for shares of its capital stock (including from the exercise of options or warrants to purchase capital stock or from the conversion into capital stock of convertible debt or convertible preferred stock) and (6) any charges relating to amortization of goodwill and other intangibles arising from the Acquisition divided by (y) 1,000,010. There shall be deducted from Book Value an amount equal to a 15% per annum charge on the aggregate capital contributions made to the Company by its stockholders during the period commencing October 1, 1997 and ending with the date of determination (the "Period"), amounts received by the Company during the Period for shares of its capital stock and, to the extent not actually charged to the Company, on the outstanding principal amount of loans and other advances made to the Company by affiliates (excluding subsidiaries of the Company) during the Period. There shall be added to Book Value a 15% per annum credit on the aggregate dividends or distributions made by the Company to its stockholders during the Period and, to the extent not actually charged to the borrower, on the outstanding principal amount of loans and other advances made by the Company to affiliates (excluding subsidiaries of the Company) during the Period. Any adjustments to Book Value (including the 15% charge and credit referred to in the preceding two sentences) shall include the tax effects, if any, associated therewith. If the Preferred Shares or Common Shares are converted into or exchanged for other securities or property pursuant to a recapitalization, stock split, combination, reorganization, merger, exchange or similar transaction, if GAF Fiberglass becomes a direct or indirect subsidiary of the Company, if the Company directly or indirectly acquires the Nashville Facility, or if a sale of all or substantially all of, the Common Stock of the Company shall occur or be pending, Book Value, the Option and the terms hereof shall be modified by the Board of Directors of the Company in such manner as is reasonable under the circumstances. All determinations by the Board of Directors hereunder shall be made in good faith and shall be binding and conclusive. The Nashville Facility shall mean the Nashville, Tennessee manufacturing facility of GAF Fiberglass.

     (d) You agree that your Preferred Shares and Common Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and the restrictions of this Agreement on the transfer thereof. You have been advised that the Company has no obligation to register the Preferred Shares or Common Shares under the Securities Act or to comply with any exemption under the Securities Act, including but not limited to that set forth in Rule 144 promulgated under the Securities Act, which would permit them to be sold by you. You understand that it is not anticipated that there will be any market for resale of the Preferred Shares or Common Shares and that it may not be possible for you to liquidate an investment in the Preferred Shares or Common Shares. You understand the legal consequences of the foregoing to mean that you must bear the economic risk of your investment therein except as otherwise provided in this Agreement. You agree that you will not transfer any Preferred Shares or Common Shares except in compliance with the Securities Act. The Company will not transfer on its books any certificate representing Preferred Shares or Common Shares in violation of the provisions of this Agreement.

     4. Purchase and Sale of Common Stock.

     (a) In the event you leave the employ of the Company and its subsidiaries for any reason on or after the date hereof (any such date of leaving is called the "Termination Date"), you may, at your option, exercisable by a notice delivered to the Company during the Put/Call Period, elect to sell and, upon the giving of the notice, you shall be obligated to sell, and the Company shall be obligated to purchase all, but not less than all, the Common Shares owned by you at the time such notice is given, at their Book Value determined as of the last day of the calendar quarter during which such notice is given to the Company.

     (b) In each calendar year you may, at your option, exercisable by notice delivered to the Company on or before March 31 of that year, elect to sell and, upon the giving of the notice, the Company shall be obligated to purchase and you shall be obligated to sell as many Common Shares owned by you as you may elect to sell, at their Book Value determined as of the last day of the preceding calendar year, provided that you owned the Preferred Shares which were converted into such Common Shares on or before June 30 of the preceding calendar year.

     (c) In the event you leave the employ of the Company and its subsidiaries for any reason on or after the date hereof, the Company may, at its option, exercisable by notice delivered to you during the Put/Call Period, elect to purchase and, upon the giving of the notice, you shall be obligated to sell and the Company shall be obligated to purchase all, but not less than all, the Common Shares owned by you at the time such notice is given, at their Book Value determined as of the last day of the calendar quarter during which such notice is given to you.

     (d) If you exercise the Option in whole or in part, convert Preferred Shares received upon exercise into Common Shares and exercise your right to sell such Common Shares to the Company as provided in Section 4(a) or 4(b), the Company will reimburse you for all interest accrued, during the period commencing with the date of exercise of your right under Section 4(a) or 4(b) and ending with the date of purchase by the Company of your Common Shares, on any loan that financed the purchase of your Preferred Shares, provided that the terms of the loan and the lender are reasonably satisfactory to the Company. Such interest will be paid by the Company when the interest is payable to the lender. The Company will introduce you to lenders who the Company believes will be willing to provide financing for exercise of the Options.

     (e) As used herein, the "Put/Call Period" shall mean the 30-day period commencing with the later of (i) the date which is six months after the date on which you exercised the Option to purchase the Preferred Shares which were converted into the applicable Common Shares or (ii) the Termination Date.

     (f) In the event that a purchase of Common Shares or Preferred Shares by the Company pursuant to this Section 4 shall be prohibited or would cause a default under the terms of any institutional credit agreement, indenture or other like instrument with respect to the borrowing of money to which the Company or an affiliate of the Company is a party (in each case as the same may be amended from time to time), or in the opinion of the Board of Directors of the Company would not be feasible due to the impairment of the financial ability of the Company that would result from the satisfaction of all notices then and theretofore given under similar provisions of agreements with other holders of Common Shares or Preferred Shares, then your obligation to deliver Common Shares or Preferred Shares and the Company's obligation to pay the purchase price shall be suspended until such prohibition, default or impairment lapses or is waived or cured. In such event the price to be paid by the Company for your Common Shares shall be the greater of (i) the price that would have been paid had the purchase been completed without deferral, or (ii) the Book Value as of the last day of the calendar quarter preceding the quarter during which such prohibition, default or impairment lapses or is cured.

     5. Terms of Payment, Etc.

     (a) Any sales and purchases pursuant to Section 3 or 4 shall take place at the principal executive offices of the Company within thirty (30) days after the later of (i) if applicable, the date on which the Book Value upon which the purchase price is based is determined by the Company or (ii) the date on which the notice of sale or purchase is given.

     (b) The purchase price payable by the Company under Section 3 or 4 shall be paid by the Company to you in full, in cash or by certified or official bank check or wire transfer, at the closing pursuant to such Section.

     (c) Any Preferred Shares or Common Shares sold pursuant to Section 3 or
Section 4 shall be delivered by you to the Company at the closing, free and clear of all liens, charges and encumbrances of any kind. In addition, you shall take such actions as the Company shall request as may be necessary to vest in the Company at the closing good and marketable title to the Preferred Shares and/or Common Shares being sold, free and clear of all liens, charges and encumbrances.

     6. Notices. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the date of its mailing by registered or certified mail, return receipt requested, or when delivered personally, as follows:

     (a) if to the Company:

                   Building Materials Corporation of America
                   1361 Alps Road
                   Wayne, New Jersey  07470
                   Attention:  General Counsel

     or at such other place as the Company shall have designated by notice as herein provided to you; and

     (b) if to you, at your address as it appears below your name on the first page of this Agreement, or at such other address as you shall have designated by notice as herein provided to the Company.

     7. Specific Performance. It is acknowledged that the Company will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by you, the Company shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, enjoining such breach or ordering compliance with the provisions of this Agreement.

     8. Miscellaneous. (a) This Agreement, together with the instruments referred to herein, constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, and may not be modified or amended except by a written agreement signed by the Company (following the specific approval of such modification or amendment by the Company's Board of Directors) and you.

     (b) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     (c) Except as otherwise expressly provided in this Agreement, this Agreement, as amended (including any waivers or consents pursuant to Section 8(b) hereof), shall be binding upon and inure to the benefit of the Company, its successors and assigns, and you and your heirs, personal representatives and assigns; provided that you shall not have the right to assign the Option or any of your rights under this Agreement except as expressly provided herein; and provided further that nothing contained in this Agreement shall be construed as granting you the right to transfer any of your Preferred Shares or Common Shares except in accordance with this Agreement.

     (d) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this Agreement.

     (e) The section headings contained herein are for convenience only and are not intended to define or limit the contents of any section.

     (f) Nothing in this Agreement shall confer on you any right to continue in the employ of the Company or any parent, subsidiary or affiliate of the Company or any successor to any of them, affect the right of the Company or any such parent, subsidiary, affiliate or successor to terminate your employment at any time, or be deemed a waiver or modification of any provision contained in any agreement between you and the Company or any such parent, subsidiary, affiliate or successor.

     (g) Each party to this Agreement shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

     (h) Whenever the pronouns "he" or "his" are used in this Agreement, they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

     (i) This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

     (j) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW JERSEY AND FOR ALL PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THAT STATE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     THIS AGREEMENT IS NOT, AND SHALL NOT, BE CONSTRUED TO CREATE A CONTRACT OF EMPLOYMENT, EXPRESS OR IMPLIED. I REMAIN AN AT-WILL EMPLOYEE. THIS MEANS THAT I HAVE THE RIGHT TO TERMINATE THAT EMPLOYMENT RELATIONSHIP WITH OR WITHOUT CAUSE OR REASON AND WITHOUT PRIOR NOTICE OR COMPLIANCE WITH ANY PROCEDURES. LIKEWISE, THE COMPANY CAN TERMINATE MY EMPLOYMENT WITH OR WITHOUT CAUSE OR REASON, AND WITHOUT PRIOR NOTICE OR COMPLIANCE WITH ANY PROCEDURES.

     If you are in agreement with the foregoing, please sign and return the extra copy of this Agreement, whereupon this Agreement shall become a binding agreement between you and the Company.


                                          Very truly yours,

                                          BUILDING MATERIALS CORPORATION
                                              OF AMERICA

                                          By:___________________________________

AGREED AND ACCEPTED:

-------------------------------